UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K
_________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2019

Summit Financial Group, Inc.
(Exact name of registrant as specified in its charter)

West Virginia	0-16587	55-0672148
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

300 North Main Street, Moorefield, West Virginia	26836
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (304) 530-1000
Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $2.50 per share	SMMF	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On November 21, 2019, Summit Community Bank, Inc. (“Summit”), a subsidiary of Summit Financial Group, Inc. (the “Company”) entered into a Purchase and Assumption Agreement (the “Purchase Agreement”) with MVB Bank, Inc. (“MVB Bank”), a wholly-owned subsidiary of MVB Financial Corp. (“MVB Financial”) pursuant to which Summit will purchase certain assets and assume certain liabilities (the “Acquisition”) of three MVB Bank branch locations in Berkley County, West Virginia and one MVB Bank branch location in Jefferson County, West Virginia (collectively, the “Branches”).

Pursuant to the terms of the Purchase Agreement, Summit has agreed to assume certain deposit liabilities and to acquire certain loans, as well as cash, real property, personal property and other fixed assets associated with the Branches. The deposit and loan balances as of September 30, 2019 were approximately $181 million and $46 million, respectively.

The purchase price for the purchased assets will be computed as the sum of the: (i) average daily closing balance of the deposits for the thirty (30) day period prior to the closing multiplied by 8.00%, (ii) the aggregate amount of cash on hand as of the closing date, (iii) the aggregate net book value of all assets being assumed (excluding cash on hand, real property and accrued interest with respect to the loans to be acquired), (iv) the appraised value of the real property to be acquired, and (v) accrued interest with respect to the loans to be acquired. The purchase price is subject to a customary post-closing adjustment based on the delivery within 30 calendar days following the closing date of a final closing statement setting forth the purchase price and any necessary adjustment payment amount.

The completion of the Acquisition is subject to regulatory approval required by the Federal Deposit Insurance Corporation and the West Virginia Division of Financial Institutions, as well as normal customary closing conditions. Subject to the satisfaction of such conditions, MVB Bank and Summit expect to close the Acquisition early in the second quarter of 2020.

MVB Bank and Summit have made customary representations, warranties, and covenants in the Purchase Agreement. MVB Bank and Summit have also agreed to indemnify each other (subject to customary limitations) with respect to the Acquisition, including for breaches of representations and warranties, breaches of covenants, liabilities not retained or assumed, and conduct of the business of the Branches and operation and use of the purchased assets during certain time periods.

The foregoing description of the Purchase Agreement and related transactions does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 to this Form 8-K, and is incorporated into this report by reference. Except for its status as a contractual document that establishes and governs the legal relations between the parties with respect to the transactions described above, the Purchase Agreement is not intended to be a source of factual, business or operational information about the parties. Representations and warranties may be used as a tool to allocate risks between the parties to the Purchase Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing these matters as facts. Furthermore, they may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. The assertions embodied in such representations and warranties are qualified by information contained in disclosure schedules that the parties exchanged in connection with signing the Purchase Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, because they were only made as of the date of the Purchase Agreement and are modified in important part by the underlying disclosure schedules in the Purchase Agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01 Other Events.

On November 22, 2019, the Company and MVB Financial issued a joint press release announcing entry into the Purchase Agreement. A copy of the Joint Press Release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
2.1
Purchase and Assumption Agreement, dated November 21, 2019, by and between MVB Bank, Inc. and Summit Community Bank, Inc. (Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Summit Financial Group, Inc. agrees to furnish by supplement to the SEC a copy of any omitted exhibit and schedule upon request).

99.1	Joint Press Release, dated November 22, 2019, issued by Summit Financial Group, Inc. and MVB Financial Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT FINANCIAL GROUP, INC.

Date: November 22, 2019	By: /s/ Julie R. Markwood
Julie R. Markwood
Sr. Vice President and Chief Accounting Officer